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[COMPANY     64 Princeton Hightstown Road    |
  VOICE                Suite 219             |
  LOGO]      Princeton Junction, NJ 08550    |         AFFILIATE ORDER
                  Tel: (609) 638-3101        |
                  Fax: (888) 828-4174        |          A.O. NO: 22
                                             |
          E-Mail: steve@thecompanyvoice.com  |
               www.thecompanyvoice.com       |          DATE: FEBRUARY 21, 20002
                                             |
             Contact: Stephen J. Schoepfer   |
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The following confirms your order for "The Company Voice," which makes available to users on-demand streaming audio/video press releases and other corporate information from small to mid-size public companies ("The Company Voice"). This Affiliate Order ("AO" or "Agreement") grants to the party identified below ("Licensee") a non-exclusive license to carry The Company Voice only on the website(s) identified below, subject to the terms and conditions herein, including the terms and conditions on the reverse side of this AO. This AO shall not be effective unless signed by JAG Company Voice LLC ("CV") and the Licensee.

To:    ZACKS INVESTMENT RESEARCH ("Licensee")                        Special Terms and/or Instructions (if, any):
       155 NORTH WACKER DRIVE                                         1.  Zack's to retain 100% of Ad-revenue generated from the
       CHICAGO, IL 60606                                                  Co-branded player.
                                                                      2.  The player will have a Zacks branded environment

Contact: STEPHEN REITMEISTER    Tel #: 312-630-9880 X 372    Fax #: 312-630-9617

E-Mail: STEPHENR@ZACKS.COM

SITE(S) TO RECEIVE COMPANY VOICE        INITIAL TERM                  START DATE                            EXPIRATION DATE

www.ZACKS.com                            12 months                   MARCH 18, 2003                         MARCH 18, 2003
www.ZACKSADVISOR.com                 =                   *anticipated launch-subject to change   *tentative - based on launch date

                                ORDER DESCRIPTION

Graphic link (s) to Company Voice Player, and related service, for display on Licensee's website as per the attached Annex 1. Licensee shall provide graphic links for companies which are part of the Company Voice network, which link shall launch the Company Voice Player containing the company's related video/audio segment. Licensee shall also provide links for non-Company Voice Network companies, which links shall launch a window containing a promotional announcement regarding The Company Voice, which announcement shall be provided by The Company Voice.

                              AFFILIATE COMMISSION

For each company that becomes a paying member of The Company Voice Network through a direct referral from Licensee's site, Licensee shall receive a referral commission in the amount of $4000. Commission will be paid at the time of posting the first segment to the site.


   Agreed and Accepted:                 Agreed and Accepted:
   LICENSEE                             JAG COMPANY VOICE LLC

   NAME: STEPHEN REITMEISTER            NAME:   STEPHEN J. SCHOEPFER

   TITLE:VP INTERNET GROUP              TITLE:  PRESIDENT & CHIEF OPERATING OFFICER

   SIGNATURE: /S/ Stephen Reitmeister   SIGNATURE: /S/ Stephen J. Schoepfer
              -----------------------              ------------------------

   DATE:    2/21/02                     DATE:   FEBRUARY 21, 2002


   Rev: 2/12/02

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1. License. CV hereby grants to Licensee a non-exclusive license to carry and display The Company Voice, during the Term of this Agreement, on the Licensee's website(s) identified on the front of this Agreement ("Licensee's Site") in accordance with the terms and conditions of this Agreement. This license specifically excludes the right of Licensee (or any of its affiliates) or any user receiving The Company Voice to redistribute, reproduce, retransmit, disseminate, create derivative works from, sell, publish, broadcast or circulate The Company Voice to anyone without the express written consent of CV.

2. Delivery of Player by CV. At its sole cost and expense, CV shall make available to Licensee a link to a streaming audio/ video player through which The Company Voice can be accessed and displayed on Licensee's Site (the "Player"). Licensee shall not alter, modify or obscure the Player or any content on, or transmission of, The Company Voice.

3. Access to The Company Voice. Access to The Company Voice from the Licensee's Site shall be provided via links on the Licensee's Site. Licensee shall be responsible for creating and placing the links on the Licensee's Site and CV shall furnish Licensee with such technical information and assistance as is reasonably necessary in order for Licensee to properly establish the links to The Company Voice. The links shall be prominently displayed on the Licensee's Site in a location mutually agreed upon by Licensee and CV.

4. Traffic and Demographic Reports. Licensee shall make available to CV such demographic and statistical information regarding Licensee's Site as Licensee may keep in the ordinary course of it's business; provided, however, that nothing in this Agreement shall require Licensee to disclose to CV any information which would enable CV to ascertain the identity of any of Licensee's registered users or accountholders or violate any confidentiality agreement which Licensee may have with such users or accountholders. Such information shall be provided to CV within ten (10) days after the commencement of the Initial Term and shall be updated, upon CV's request, but no more frequently than twice during any one (1) year period during the Term.

5. Use of Intellectual Property. Except as expressly permitted under this Agreement, Licensee shall not use any Intellectual Property owned or licensed by CV or any of its affiliates, except as expressly set forth in this Agreement.

6. Ownership of The Company Voice and Related Intellectual Property. As between CV and Licensee, CV shall own The Company Voice and each party shall own all right, title and interest in and to their respective websites, products and services ("Operations") and any and all Intellectual Property related to their respective Operations. For purposes of this Agreement, "Intellectual Property" shall mean any and all content and materials, including, but not limited to, URL's, software (and any modifications, upgrades or new versions thereof), designs, icons, menus, logos, trademarks, service marks, trade and business secrets, text, graphics, photographs, illustrations, audio, video and data.

7. Term. The initial term of this Agreement (and the license granted hereunder) shall commence and expire on the dates set forth on the front of this Agreement ("Initial Term"). This Agreement shall automatically renew for subsequent and consecutive 6-month terms ("Renewal Term(s)") unless CV or Licensee provides the other party with a written notice of non-renewal at least 30 days prior to the expiration of the Initial Term or the current Renewal Term. The Initial Term and any Renewal Terms are referred to, collectively, as the "Term."

8. Termination. This Agreement may be terminated by either party immediately upon written notice to the other party if the other party (a) becomes insolvent;
(b) files a petition in bankruptcy; (c) makes an assignment for the benefit of creditors; or (d) breaches any of its obligations under this Agreement in any material respect and such breach is not remedied within thirty (30) days following written notice of such breach to such party. In addition, and notwithstanding anything to the contrary in this Agreement, CV shall have the right to terminate this Agreement for its convenience (i.e., without cause) at any time, without incurring liability of any kind to Licensee, by providing Licensee with not less than ten (10) days' written notice of such termination. In the event of any such termination for convenience, Licensee shall promptly remove from Licensee's Site any graphics, links or other references to The Company Voice and the Affiliate Content.

9. Force Majeure/Interruption. Neither party shall be liable for any failure to perform any of its obligations under this Agreement due to unforeseen circumstances or causes beyond the party's reasonable control, including, without limitation, acts of god, riot, embargoes, acts of governmental authorities, fire, earthquake, flood, accident, strikes, unauthorized access to computer systems (hacking), telecommunications interruptions, or disruption in transmission facilities ("Force Majeure"). Time for performance will be extended by such Force Majeure; provided, however, that either party may terminate this Agreement upon written notice to the other party in the event that such other party has suspended performance of its obligations pursuant to this paragraph for more than sixty (60) days.

10. Confidentiality. Licensee and CV acknowledge that each of them may have access to confidential and proprietary information which relates to the other party's business ("Confidential Information"). Such Confidential Information shall be identified as confidential at the time of disclosure. Each party agrees to preserve and protect the confidentiality of the Confidential Information to at least the same degree as they protect their own confidential information and not to disclose or use any applicable Confidential Information without the prior written consent of the other party. Confidential Information shall not, however, include information (i) which prior to any disclosure by either party or its representatives is in the public domain other than as a result of disclosure by such party or its representatives or (ii) becomes available or is disclosed to either party through or by a third party that is under no obligation to keep such information confidential. In addition, in the event that either party becomes legally compelled to disclose any Confidential Information, such party shall be permitted to do so provided it has given the other party prompt notice thereof so that such party may seek a protective order or other appropriate remedy.

11. Public Announcements. The parties shall cooperate in creating appropriate press releases relating to the relationship set forth in this Agreement. Licensee shall not make any press releases regarding this Agreement without the prior written consent of CV.

12. Limitation of Warranties and Liability. CV makes no warranty that The Company Voice, the Affiliate Content or their respective websites or distribution platforms will be error-free or uninterrupted or that all errors or failures in any of the foregoing will be corrected. THE COMPANY VOICE, THE AFFILIATE CONTENT AND ALL OTHER CONTENT PROVIDED UNDER THIS AGREEMENT ARE PROVIDED "AS IS", AND CV EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. In no event will either party be liable for
(a) any representation or warranty made by the other party (or any of its affiliates) to any end user or third party or (b) any failure of its network or services. Neither party, nor any of their affiliates, directors, officers, employees, shareholders, agents or representatives will be liable for any indirect, incidental, special or consequential damages including, but not limited to, lost profits and damages that result from inconvenience, delay, or loss of use of The Company Voice and/or the Affiliate Content arising out of this Agreement, even if the parties have been advised of the possibility of such damages and losses.

13. Indemnification. CV shall indemnify and hold harmless Licensee, and its affiliates, directors, officers and employees ("Indemnitees") against any and all liability (including reasonable attorneys fees) incurred by any of the Indemnitees as a result of The Company Voice(a) infringing or violating the intellectual property rights of any third party and/or (b) being defamatory or libelous.

14 Assignment. Neither party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party, except that CV may, without Licensee's consent, assign this Agreement or its rights or obligations hereunder (in whole or part) to any affiliate of CV or in connection with any (a) merger involving CV; (b) sale of substantially all of CV's stock or assets; or (c) sale of any beneficial interest in CV. Any assignment by either party in violation of this provision shall be null and void. Any permitted assignment by CV shall release CV from any and all obligations and liability arising from this Agreement, or in connection with any services provided, or to be provided, hereunder and Licensee shall look solely to the assignee in connection with all matters relating to this Agreement and the services hereunder.

15. Notice. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing, and delivered personally, or sent by overnight courier service, certified or registered mail, postage prepaid, return receipt requested, to the contact persons set forth on the front of this Agreement (at their respective addresses). Any notice so given shall be deemed received when personally delivered, on the next business day if delivered by an overnight courier service, or four (4) days after mailing. Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings among the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written agreement signed by both parties.

19. No Waiver. The failure of either party to enforce any term or condition of this Agreement shall not be deemed a waiver of such term or condition or any other terms or conditions of this Agreement, and no waiver by either party of the breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

20. No Joint Venture/No Third Party Beneficiaries. Licensee and CV, in performance of their obligations hereunder, shall act at all times as independent contractors, and neither party shall have or exercise control over the other party, its agents, servants or employees in the performance of such other party's obligations under this Agreement. Nothing in this Agreement shall be deemed to create a partnership, joint venture or employment relationship between CV and Licensee. This Agreement has been and is made solely for the benefit of CV and Licensee, and their respective successors and permitted assigns, and no other person or entity shall acquire or have any rights under or by virtue of this Agreement.

21 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

22. Survival. The provisions of the following paragraphs shall survive the expiration of the Term or any earlier termination of this Agreement: 6, 12, 13, 15, 18, 20, 21 and 23.

23. Governing Law. This Agreement shall be governed by the laws of the State of New York, applicable to contracts executed and performed entirely within New York, and without reference to choice of laws provisions thereof. The parties agree and consent to exclusive jurisdiction and venue in the State and Federal courts located in the City and County of New York, New York for any proceedings arising out of this Agreement.

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                                     ANNEX 1


[Annex 1 of the executed copy contains a screen shot of initial Company Voice placement on Zacks.com]